Exhibit 99.1

CROWDGATHER, INC. ANNOUNCES NEAR-TERM REVENUE GUIDANCE AND CORPORATE UPDATE

Woodland Hills, CA.  September 2, 2010 --- One of the leading networks of forum communities on the Internet, CrowdGather (OTCBB:CRWG), today announced that it expects to record approximately $330,000 in revenues for the company’s 2011 fiscal first quarter ended July 31st, 2010.  Additionally, management anticipates an increase in revenues to approximately $430,000 for the current 2011 fiscal second quarter which will end October 31st, 2010.  The Company is experiencing steady growth, but is not yet profitable.  While CrowdGather has reported sequentially increased revenues for every quarter since it went public in April, 2008, there can be no assurance that this trend will continue since there is some seasonality to Internet advertising rates and demand that may result in seasonal variance.  These are unaudited results which are being provided in response to shareholder queries based upon recent market conditions and global economic uncertainties.

CrowdGather is also pleased to provide the following corporate updates regarding the Company’s growth in the past calendar year:

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Traffic to the CrowdGather network of sites during this calendar year has increased 750%, from approximately 12 million monthly pageviews to approximately 90 million pageviews.  The Company’s sites currently enjoy approximately 4.5 million unique visitors per month.

•	CrowdGather has closed $6.5 million in all stock acquisitions through the purchase of digital advertising agency, Adisn and the purchase of the forum technology assets of Lefora.

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Company is debt-free having strengthened its balance sheet through the voluntary conversion by investors of approximately $2.5 million in outstanding debt and accrued interest from prior financing transactions into equity.

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CrowdGather experienced a significant reduction of its shares outstanding due to the cancellation of 5 million shares of CEO, Sanjay Sabnani’s beneficial holdings in CrowdGather as part of the convertible debt conversion.  The Company currently has  45,826,679 shares outstanding.

•	Within this year, CrowdGather has raised approximately $1.5 million in equity financing and working capital through private placements and exercise of outstanding warrants by previous investors.

“Our soon to be announced record fiscal first quarter results will hopefully demonstrate that recent acquisitions and increased network traffic have had a direct impact on our revenues,” said Sanjay Sabnani, CrowdGather’s Chairman and CEO.  “Based upon our analysis, we have achieved revenues in the first quarter of this year that exceed what we did in the entire prior 12 month period.  Furthermore, we believe we are on track to exceed even this increase in the current quarter.”

About CrowdGather, Inc.

With its growing portfolio of special interest forums and enthusiast message board communities, CrowdGather (www.crowdgather.com) has created a centralized network to benefit forum members, forum owners and forum advertisers.  CrowdGather provides a highly interactive and informational social network for members, a management and revenue-sharing resource for third-party forum owners, and a largely untapped advertising network for marketers worldwide.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy.  Words such as “expects”, “will”, “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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For additional information, please contact:

Investor/Media Contact: Sanjay Sabnani
                                            Phone: 818-435-2472 x 101
                                            Email: sanjay@crowdgather.com